Exhibit 10.2

OVERDRAFT FACILITY AGREEMENT NO. 97 1020 1026 0000 1702 0388 9318

[logo] PKO Bank Polski

On 23 May 2019 in Warsaw [Warszawa]

Powszechna Kasa Oszczędności Bank Polski Spółka Akcyjna with its registered office in Warsaw, address: ul. Puławska 15, 02-515 Warszawa, registered with the District Court for the Capital City of Warsaw [Sąd Rejonowy dla m. st. Warszawy] in Warsaw, 13th Commercial Division of the National Court Register [XIII Wydział Gospodarczy Krajowego Rejestru Sądowego] with number KRS 0000026438, NIP [tax identification number]: 525-000-77-38, REGON [statistical number]: 016298263, share capital (paid-up capital) of PLN 1,250,000,000.00 (“PKO BP SA”) on behalf of which act the following persons:

1.	Anna Żuk-Oklińska – an attorney,

2.	Edyta Taborowicz – an attorney,

and

ASEC Spółka Akcyjna with its registered office in Krakow [Kraków], address: ul. Wadowicka 6, 30-415 Kraków, registered with the District Court for Kraków-Śródmieście [Sąd Rejonowy dla Krakowa-Śródmieścia] in Krakow, 11th Commercial Division of the National Court Register [XI Wydział Gospodarczy Krajowego Rejestru Sądowego] with number KRS 0000034383, NIP [tax identification number]: 677-193-09-64, REGON [statistical number]: 351324446, share capital (paid-up capital) of PLN 4,107,000.00 (“Borrower”) on behalf of which act the following persons:

1.	Agnieszka Światły – President of the Management Board,

2.	Małgorzata Olszewska – Vice-President of the Management Board,

hereinafter referred to as the ”Parties”,

conclude the following agreement (“Agreement”):

SUBJECT MATTER OF THE AGREEMENT

Article 1

1. PKO BP shall grant an overdraft facility in the amount of USD 2,000,000.00 (in words: two million American dollars 00/100) (“Overdraft Facility”) to the Borrower upon the terms given herein.

2. The Borrower represents that it shall allocate the funds under the Overdraft Facility for the financing of current liabilities within its operations.

3. The Overdraft Facility is granted for the period from 23 May 2019 to 22 May 2020 (“Facility Term”).

TERMS AND CONDITIONS OF MAKING THE OVERDRAFT FACILITY AVAILABLE TO THE
BORROWER AND USE OF THE OVERDRAFT FACILITY

Article 2

1. The Overdraft Facility will be made available to the Borrower from the business day following the first day of the Facility Term, i.e. from 24 May 2019.

2. The term of Credit Facility use shall expire on 22 May 2020 or, if the Agreement is terminated by PKO BP SA, on the date specified in Article 14(4) (“Term of Facility Use”).

3. The repaid amounts of the used Overdraft Facility may be reused during the Term of Facility Use along with the remaining part of the Overdraft Facility, where the use of the Overdraft Facility may not exceed the Facility amount.

4. The Overdraft Facility will be made available to the Borrower upon establishing a collateral for repayment of all Borrower’s liabilities arising out of the Agreement as referred to in Article 6(1) (“Collateral”).

5. PKO BP SA reserves a right to refuse to make the Overdraft Facility available to the Borrower and to refuse to execute the order to use the Overdraft Facility in case:

1) it is disclosed that the information, statements or documents submitted to PKO BP SA by the Borrower in relation to the grant of the Overdraft Facility contain data which does not comply with the factual circumstances or legal status,

2) any of the events referred to in Article 14(1) and Article 14(2) occurs,

3) in the opinion of PKO BP SA, upon the execution of the order to use the Overdraft Facility, the Borrower may not be able to fulfil its obligations towards PKO BP SA arising out of the Agreement,

4) in the opinion of PKO BP SA, the execution of the order to use the Overdraft Facility might cause a breach of any legal provision, court ruling or administrative decision.

6. The Parties unanimously confirm that the Overdraft Facility will be granted provided that compliance of all Borrower’s statements made in relation to the conclusion of the Agreement with factual circumstances is maintained throughout the Facility Term and provided that all Borrower’s obligations stipulated in the Agreement are performed.

Article 3

1. The Overdraft Facility will be used in the currency of the Facility.

2. The Overdraft Facility will be used as intended and up to the amount of Overdraft Facility granted in cash or in non-cash form by executing the Borrower’s orders and debiting the current account in USD No. 97 1020 1026 0000 1702 0388 9318 maintained by PKO BP SA (“Current Account”).

3. The Overdraft Facility may be used on a one-off basis or in parts.

4. The Borrower’s order to use the Credit Facility is synonymous with the declaration that:

1) as at the date of Overdraft Facility use all declarations made to PKO BP SA are valid, effective and compliant with factual circumstances and legal status,

2) none of the events referred to in Article 14(1) and Article 14(2)(2) has occurred,

3) the amount of the Overdraft Facility specified in the order will be used as intended, as stated in Article 1(2).

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INTEREST ON THE OVERDRAFT FACILITY

Article 4

1. The interest rate on the Overdraft Facility is determined per annum in accordance with the variable interest rate equal to the reference rate increased by PKO BP SA margin with the proviso that the interest rate may not be lower than the margin of PKO BP SA and it may not be lower than zero.

2. The reference rate is LIBOR 1M, an inter-bank reference rate for inter-bank monthly deposits, as announced in the interest rate table valid in PKO BP SA (“Interest Rate Table”) for the currency in which the Overdraft Facility is used.

3. The reference rate is determined in accordance with indications in the Interest Rate Table valid on the first day of each accounting period. If the Interest Rate Table with LIBOR 1M rate is not published on a given day, the LIBOR 1M rate from the most recent Interest Rate Table will be applied.

4. Interest on the used Overdraft Facility shall be charged on a current basis, starting from the first day of the period of Overdraft Facility use, in monthly accounting periods. The first day of the first accounting period should be understood as the day when the Overdraft Facility is made available to the Borrower whereas subsequent accounting periods begin on the day following the end of the previous accounting period with the proviso that the last accounting period ends on the day preceding the date of total Overdraft Facility repayment.

5. The capitalisation date of interest on positive balance in the Current Account will change during the term of the Agreement, in accordance with section 4.

6. Interest on the used Overdraft Facility is paid on the end date of the accounting period for which it accrues.

7. If on the date of determining the reference rate based on which interest is charged in a given accounting period, PKO BP SA is unable to determine the rate for reasons independent of it (“Destabilisation”), the Parties shall be obliged to take the following action:

1) PKO BP SA will promptly inform the Borrower about the occurrence of Destabilisation,

2) PKO BP SA and the Borrower will promptly commence negotiations aimed at determining a different reference rate from the one referred to in section 2 but until they agree on a new reference rate, throughout the duration of Destabilisation, PKO BP SA will be released from the obligation to disburse the Overdraft Facility,

3) for the duration of Destabilisation, interest will be charged on the amount of used Overdraft Facility at the annual reference rate:

a) agreed by the Borrower and PKO BP SA in accordance with item 2 or

b) if the Parties fail to agree upon a new reference rate within ten business days of the date when the Borrower was informed by PKO BP SA about the occurrence of Destabilisation – at the reference rate determined by PKO BP SA, considering the actual cost of obtaining deposits necessary for the financing of Overdraft Facility, increased by PKO BP SA margin, in accordance with section 1,

4) PKO BP SA will promptly inform the Borrower, as stipulated in section 9, about the interest rate determined in accordance with item 3b),

5) if for the accounting period following the period to which Destabilisation refers PKO BP SA is able to determine a reference interest rate in accordance with section 2, the rate mentioned in section 2 will be applied,

6) if during the accounting period following the period to which Destabilisation refers, Destabilisation occurs, the conduct mentioned in items 1-5 will be applied.

8. Subject to contrary provisions hereof, PKO BP SA margin is fixed during the Facility Term and it amounts to 1.80 percentage points.

9. PKO BP SA will inform the Borrower about the change of Overdraft Facility interest rate and date of change implementation in writing or electronically. The change of Overdraft Facility interest rate does not require an amending annex to the Agreement.

10. The Borrower is obliged to keep, until the repayment date of all Borrower’s liabilities under the Agreement, total receipts from business operations in PLN or in convertible currencies (an equivalent of an amount in PLN converted in accordance with the average interest rate of the National Bank of Poland [Narodowy Bank Polski] (“NBP”) during the quarter for which the analysis is made) to current accounts in PKO BP SA not lower than PLN 30,800,000.00 (in words: thirty million eight hundred thousand 00/100) during each quarter, in periods equal to calendar quarters of the year. Receipts from business operations shall be understood as receipts to Borrower’s current accounts maintained in PKO BP SA, except for:

a) transfer of funds between Borrower’s own accounts, including those maintained in other banks,

b) transfer of funds from accounts of Borrower’s shareholders who are natural persons,

c) receipts from redemption of deposits and automatic deposits, and disbursement of credit facilities,

d) cash deposits (if business does not involve cash transactions),

e) transfer of funds for transactions between entities belonging to Borrower’s capital group or between entities covered by consolidated financial statements unless these result from commercial transactions as part of Borrower’s business operations.

11. Audits of obligation fulfilment will be performed at the end of each quarter and will cover the period from the day following the date of the most recent audit to the day preceding the date of the subsequent audit.

12. In case it is found by PKO BP SA that the Borrower has failed to fulfil the obligation referred to in section 10, PKO BP SA margin will be raised by 1.0 percentage points, starting from the subsequent accounting period after the date of the audit which has shown that the obligation has not been fulfilled.

13. Starting from the accounting period following the date of the audit which has shown that the obligation referred to in section 10 has been fulfilled, PKO BP SA will reduce PKO BP SA margin to the level prior to its increase.

14. The change of PKO BP SA margin referred to in sections 12 and 13 does not require an amending annex to the Agreement and the Borrower will be notified thereof in writing or electronically. The provisions of section 9 shall apply accordingly.

FEES AND COMMISSIONS

Article 5

1. PKO BP SA charges fees and commissions for transactions of Overdraft Facility granting and handling, as stipulated in the Schedule of Banking Fees and Commissions in PKO Bank Polski SA applicable to corporate clients (“Fee Schedule”).

2. On the conclusion day hereof, banking fees and commissions and their amounts are applicable as specified in the Fee Schedule the extract from which is given in Attachment 1 to the Agreement.

3. Fees and commissions specified in the Fee Schedule and their amounts may be changed without a need to conclude an amending annex to the Agreement, subject to fees and commissions referred to in section 7.

4. The amounts of fees and commissions specified in the Fee Schedule are determined by PKO BP SA with consideration of the economic and financial situation, in particular the level of operation costs incurred by PKO BP SA and the level of fees and commissions charged by other banks.

5. The current Fee Schedule is available to the Borrower in premises of PKO BP SA and on the websites of PKO BP SA (http://www.pkobp.pl).

6. The charged fees and commissions are not refundable.

7. During the term of the Agreement, PKO BP SA will charge fees and commissions other than given in the Fee Schedule or fees and commissions in amounts other than those given in the Fee Schedule, i.e.:

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1) front-end fee for activities related to the granting of the Overdraft Facility – withdrawal,

2) commission for the granting of the Overdraft Facility – 0.5% of the Overdraft Facility amount, i.e. USD 10,000.00 (in words: ten thousand American dollars), payable on the day Overdraft Facility is granted,

3) commitment fee – 0.15% of the unused amount of the Overdraft Facility (monthly), charged on the amount of the Overdraft Facility which has been made available but has not been used and which is not limited by the terms of use; the fee is charged on a daily basis but it is collected once a month on the day interest is paid,

4) commission for Overdraft Facility handling – withdrawal.

8. Any change to fees and commissions referred to in section 7 and to their amounts or payment dates must be made in the form of an amending annex to the Agreement.

OVERDRAFT FACILITY COLLATERAL

Article 6

1. A blank promissory note issued by the Borrower along with a blank promissory note agreement is the collateral.

2. Any and all costs associated with the establishment, change and release of the Collateral shall be borne by the Borrower.

3. Collateral will remain in force until the repayment date of all Borrower’s liabilities under the Agreement.

BORROWER’S OBLIGATIONS AND ADDITIONAL ARRANGEMENTS

Article 7

1. Until the fulfilment date of all the obligations arising out of the Agreement, the Borrower undertakes to:

1) use the Overdraft Facility as intended and specified in the Agreement,

2) make it possible for PKO BP SA (employees of PKO BP SA or experts appointed by PKO BP SA) to carry out inspections at the Borrower’s registered office and other places of business and in places with movable property being the object of Collateral for the purpose of assessing the economic and financial situation, and the condition of the Collateral as well as for the purpose of checking whether the Overdraft Facility has been used as intended and specified in the Agreement; for this purpose, the Borrower will make available to PKO BP SA, at its request, all documents and information which, in the opinion of PKO BP SA, are necessary for the inspection,

3) reimburse all necessary costs incurred by PKO BP SA in relation to the fact that the Borrower or debtors of PKO BP SA on account of the Collateral failed to fulfil the terms of the Agreement or agreements concerning the Collateral,

4) ensure that all Borrower’s liabilities arising out of the Agreement be treated at least equally, particularly in respect of the priority of satisfying or establishing collaterals in relation to Borrower’s current and future secured and non-secured obligations, subject to mandatory provisions of law,

5) refrain from commencing negotiations with creditors for the purpose of concluding any restructuring agreement, in particular drafting a petition for approval of arrangements or partial arrangements with the omission of PKO BP SA,

6) carry on business in accordance with the relevant applicable provisions of law,

7) obtain licences, concessions, permits required to carry on Borrower’s business,

8) refrain from changing business objects without the consent of PKO BP SA.

2. Throughout the Facility Term, the Borrower shall be bound to furnish PKO BP SA with the following information and documents:

1) to provide the following to PKO BP SA:

a) financial statements (balance sheet, profit and loss account, additional notes to the financial statements in accordance with PKO BP SA’s sample):

i) quarterly – within 40 (in words: forty) days following the end of each quarter,

ii) preliminary annual – within 15 (in words: fifteen) days of the date of drafting,

iii) final annual – immediately upon drafting but no later than by the 15th of April each year,

b) opinion along with a report on financial statements audit by an independent statutory auditor if the Borrower is obliged to have financial statements audited pursuant to Article 64(1) of the Polish Accounting Act [ustawa o rachunkowości] of 29 September 1994 (consolidated text: Journal of Laws [Dz. U. – Dziennik Ustaw] of 2019, item 351 as amended) (“Accounting Act”) – immediately upon drafting but no later than by the 30th of June each year,

c) resolution of the Meeting of Shareholders of Borrower’s company to approve Borrower’s financial statements – immediately upon adoption, but no later than by the 30th of June each year,

2) to deliver, upon the request of PKO BP SA, any and all information and documents concerning the Borrower’s asset standing and financial situation, and to make statements which, in the opinion of PKO BP SA, are necessary for assessing the Borrower’s economic and financial situation and its capacity to repay the Overdraft Facility along with interest in a timely manner, and for assessing the Collateral,

3) to inform PKO BP SA each time about any change of particulars entered in the National Court Register [Krajowy Rejestr Sądowy] or change of particulars entered in any other register in which the company is entered,

4) to immediately notify PKO BP SA of changes in the legal status, composition of the management board, scope and type of business operations, location, business name, and other events and circumstances which may affect business operations, including with regard to credit facilities and guarantees or other facilities granted by other banks and collaterals established on Borrower’s property,

5) to immediately notify PKO BP SA of material changes in the shareholding or ownership structure,

6) to present documents confirming that the Collateral has been effectively established, upon the request of PKO BP SA,

7) to notify PKO BP SA immediately, no later than within three business days of the taking of an action by the Borrower or of finding out about the occurrence of a specific event:

a) taking action aimed at instigating proceedings to approve arrangement pursuant to the Polish Restructuring Law Act [Prawo restrukturyzacyjne] of 15 May 2015 (consolidated text: Journal of Laws of 2019, item 243 as amended) (“Restructuring Law”), including about the conclusion of an agreement with a restructuring advisor; it will also be obliged to present a restructuring plan immediately upon its drafting but no later than fourteen days prior to the presentation of voting sheets to creditors,

b) undertaking by the Borrower actions other than specified in item a), aimed at instigating proceedings to approve arrangement, expedited arrangement proceedings, arrangement proceedings or sanative proceedings pursuant to the Restructuring Law,

c) initiating Borrower’s negotiations with creditors in order to prepare a petition for arrangement or partial arrangement,

d) initiating Borrower’s negotiations with a potential buyer of the enterprise or asset which is a substantial part of the enterprise pursuant to Article 56a of the Bankruptcy Law act of 28 February 2003 (consolidated text: Journal of Laws of 2019, item 498 as amended) (“Bankruptcy Law”),

e) initiating Borrower’s actions aimed at dissolving the Borrower’s company or initiating the liquidation of the Borrower’s enterprise,

f) filing of a petition for declaring the Borrower bankrupt by an entity other than the Borrower,

8) to notify PKO BP SA promptly, no later than within fourteen days since the Borrower finds out, of the occurrence of the event specified below:

a) instigation of court, arbitration or administrative proceedings,

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b) filing of a petition for instigation of bankruptcy, enforcement or other proceedings,

which may have a substantial adverse impact on the Borrower’s capacity to fulfil Overdraft Facility terms, in particular to repay liabilities under the Agreement with interest, within the timeframe given therein, unless such proceedings are resolved in favour of the Borrower before the expiry of the timeframe of fourteen days.

3. The Borrower shall also be obliged throughout the Facility Term to:

1) submit originals of documents required by provisions of law and copies of documents sent via an electronic channel, i.e. via e-mail from the Borrower’s domain name: @otieuropa.com upon each request of PKO BP SA, no later than within 7 (in words: seven) days of the presentation of such a request by PKO BP SA,

2) refrain from taking, without prior written consent of PKO BP SA, action which causes the arising of liabilities under a credit facility, loan, guarantee, lease, factoring, bond, liabilities on bills of exchange, and other balance-sheet and non-balance-sheet liabilities of credit nature in case the total value of new agreements during an accounting year exceeds PLN 2,500,000.00 (in words: two million five hundred thousand 00/100),

3) refrain from further encumbrance on its assets which is Collateral, apart from securing receivables of PKO BP SA, without obtaining prior written consent of PKO BP SA in this respect,

4) inform PKO BP SA about the planned amount of dividend payment,

5) inform PKO BP SA about the intention of granting loans and sureties,

6) inform PKO BP SA about the opening of accounts in banks other than PKO BP SA,

7) refrain from granting powers of attorney for accounts maintained in PKO BP SA without its consent.

4. Furthermore, the Parties agree as follows:

1) In case the Borrower fails to fulfil the obligation referred to in section 2 item 2, PKO BP SA will charge, as given in the Fee Schedule, a fee for failure to provide the documents related to Facility monitoring within the required timeframe, for each period of 14 days of delay in the provision of documents; the first payment is charged after 14 (in words: fourteen) calendar days of the date given in the Agreement, subsequent ones are charged after the next period of 14 days, subject to item 2 below.

2) Should the Borrower fail to fulfil the obligations stated in this Article in sections 1-3, PKO BP SA may increase its margin for non-fulfilment of these obligations, by no more than 1.0 percentage points. The provisions of Article 4 sections 12-14 shall apply accordingly.

BORROWER’S REPRESENTATIONS

Article 8

The Borrower represents that:

1) the conclusion, establishment and performance of the Agreement are fully compliant with the Borrower’s internal regulations, in particular documents which govern its formation and scope of operations, and they do not breach any provisions of law relevant for the Borrower’s registered address or place of business, and are not in contrast to held permits, licences, registrations, and other decisions stipulated by law, concluded agreements or other liabilities of the Borrower,

2) all reports, documents, and information provided to PKO BP SA in relation to the granting of Overdraft Facility reliably reflect its actual financial standing, and contain data compliant with the factual circumstances and legal status,

3) there are no pending proceedings against it and there are no events mentioned in Article 7(2)(7) and Article 7(2)(8),

4) it is not late with payment of any taxes and social insurance liabilities or other liabilities of similar nature,

5) is aware of the risk resulting from change of FX rates and interest rates on Overdraft Facility, and accepts it,

6) there occur no events referred to in Article 14(1) and Article 14(2)(2),

7) all copies of documents transferred in relation to the Agreement via e-mail from the Borrower’s domain: @otieuropa.com are consistent with original documents in permanent possession of the Borrower and the Borrower is aware of criminal liability for providing false information in the scope of documents furnished in this way and liability for actions of persons entrusted with the provision of document copies via e-mail from the mentioned domain.

PAYMENTS AND FACILITY REPAYMENT

Article 9

1. Borrower’s liabilities arising out of the Agreement will be repaid prior to any other payments, except for payments based on the right of priority satisfaction in accordance with mandatory provisions of law. Liabilities will be repaid in amounts and within timeframes specified in the Agreement, by PKO BP SA’s debiting the Current Account or other Borrower’s accounts maintained in PKO BP SA with the Overdraft Facility amount, interest on the Facility, fees and commissions, without a need to obtain separate orders from the Borrower; the Borrower hereby irrevocably authorises PKO BP SA to do this.

2. The Overdraft Facility shall be repaid without Borrower’s separate orders, from the first receipts on the Current Account. The total repayment of the Overdraft Facility by the Borrower shall be made on the last day of the Facility Term.

3. If the repayment date of Borrower’s liabilities under the Agreement falls on a public holiday or Saturday, it is deemed that the agreed timeframe has been kept if the Facility is repaid on the first business day immediately following the date stipulated in the Agreement while with reference to interest and fees on the unused Overdraft Facility, on the business day immediately preceding that day.

4. Funds for all payments arising out of the Agreement shall be first collected in the given currency from the Current Account and in the absence of funds in the Current Account, they may be collected from other accounts, with the following rules observed:

1) when drawing amounts in PLN from the account in a convertible currency – upon conversion using the buy rate of the convertible currency applicable in PKO BP SA at the time of drawing from the account in the convertible currency, in accordance with the Fee Schedule.

2) when drawing amounts in a convertible currency from the account in PLN – upon conversion of the amount to be drawn using the sale rate of the convertible currency applicable in PKO BP SA at the time of drawing from the account in PLN, in accordance with the Fee Schedule.

3) when drawing amounts in a convertible currency from the account in another convertible currency – upon conversion into PLN using the buy rate of the convertible currency applicable in PKO BP SA at the time of drawing from the account, in accordance with the Fee Schedule, and subsequent conversion from PLN at the sale rate of the convertible currency which is to be drawn, applicable in PKO BP SA at the time of drawing from the account, in accordance with the Fee Schedule.

5. The Borrower shall be obliged to ensure that on the repayment day there will be funds in the Current Account sufficient for repayment of all liabilities arising out of the Agreement and due on this date.

Article 10

1. The repayment of Borrower’s liabilities arising out of the Agreement in the amount lower than resulting from the current debt or at a date other than given in the Agreement shall be settled in the following order:

1) overdue debt,

2) interest on overdue debt,

3) matured (overdue) interest,

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4) current interest,

5) Overdraft Facility debt,

6) other receivables of PKO BP SA, including costs of PKO BP SA and due fees.

2. The Overdraft Facility is deemed repaid if the debt upon repayment of Overdraft Facility amount and interest amounts to “0” or the total debt relative to principal and interest does not exceed twice the cost of registered mail.

NON-PAYMENT

Article 11

1. In the absence of repayment of any of the Borrower’s liabilities arising out of the Agreement within the timeframe specified therein or in the event debt under the Overdraft Facility is immediately enforceable after the expiry of the notice term, the non-repaid amount becomes immediately enforceable debt which is overdue on the next day after the repayment date or expiry of the notice term, respectively.

2. On the day overdue debt arises, PKO BP SA is authorised to set off claims on this ground against due and payable or undue receivables that the Borrower is entitled to from PKO BP SA. If the Borrower’s receivable is denominated in a currency other than the receivable of PKO BP SA, the provisions of Article 9(4) shall apply accordingly.

3. If overdue debt is set off against Borrower’s receivables from PKO BP SA other than receivables from bank accounts, the set-off is performed by allocating by PKO BP the amount deducted to repay Borrower’s liabilities under the Agreement. PKO BP SA will immediately notify the Borrower of such set-off.

4. Set-off against receivables from Borrower’s bank accounts maintained in PKO BP SA, including in particular the Current Account and current account in PLN with number 72 1020 1068 0000 1402 0139 1986 does not require the submission of a separate statement by PKO BP SA to the Borrower and is made at the moment of drawing these funds from the accounts by PKO BP SA.

Article 12

1. In the case of late repayment of the Overdraft Facility, PKO BP SA will charge interest on the unrepaid amount for the period from the day following the day when the repayment should have been made to the day preceding the repayment date inclusively. Interest shall accrue based on the interest rate for overdue credit facilities and credit facilities immediately enforceable for commercial purposes after the expiry of the notice term, as specified in the resolution of the Management Board of PKO BP SA valid during the periods for which interest is charged and announced to the clients in PKO BP SA’s communication posted in premises of PKO BP SA, irrespective of other forms of notification.

2. Interest rate on overdue debt may be changed during the term of the Agreement, depending on the economic situation and changes in the monetary market, especially on changes in cash reserve ratio in banks and changes in interest rates of the National Bank of Poland determined by the Polish Monetary Policy Council [Rada Polityki Pieniężnej].

3. On the conclusion date hereof, the interest rate referred to in section 1 is 14% per annum.

4. Change in the interest rate of overdue debt does not require an amending annex hereto. PKO BP SA will communicate each and every change in the interest rate referred to in section 1 during the term of the Agreement to the Borrower in writing or electronically.

NOTIFICATIONS AND DECLARATIONS

Article 13

1. Any and all notifications and declarations resulting from the Agreement or related to it shall be made in writing unless the Agreement provides otherwise.

2. The following are the addresses for all notifications and declarations resulting from the Agreement or related to it:

1) for PKO BP SA:

Powszechna Kasa Oszczędności Bank Polski Spółka Akcyjna

i Regionalne Centrum Korporacyjne w Warszawie

ul. Nowogrodzka 35/41,

00-950 Warszawa,

Telephone number:	+48 22 525 60 34,
e-mail:	pawel.krzywdziuk@pkobp.pl

or any other communicated to the Borrower by PKO BP SA in advance of at least five business days,

2) for the Borrower:

ASEC Spółka Akcyjna

ul. Wadowicka 6,

30-415 Kraków,

Telephone number:	+48 12 293 02 01,
e-mail:	molszewska@otieuropa.com, aswiatly@otieuropa.com

3. The Borrower may notify PKO BP SA of the change of mailing address in writing. The change of address will not require an amending annex to the Agreement and is effective upon the expiry of five business days of the service of notification to PKO BP SA.

AGREEMENT TERMINATION

Article 14

1. Should the Borrower lose credit worthiness or if the Borrower does not meet the terms of Overdraft Facility, which includes in particular:

1) non-payment on time of any amount due to PKO BP SA under the Agreement,

2) non-performance of any other obligation arising out of the Agreement,

3) substantial reduction of the value of Collateral (it shall also be understood as decrease in the value of Collateral below the minimum value given in the Agreement and collateral documentation) or loss of Collateral,

4) provision of data which is not compliant with factual circumstances or legal status in information, declarations and documents related to the granting of the Overdraft Facility,

5) deterioration, in the opinion of PKO BP SA, of the economic and financial situation of the Borrower to a level which in accordance with criteria used by PKO BP SA means that financing is not available, in particular when it is necessary for PKO BP SA to create allowances or when there is a risk of Borrower’s bankruptcy,

6) attachment by writ of execution of receivables from any of the Borrower’s accounts maintained in PKO BP SA,

7) loss of the capacity to perform due and payable cash liabilities understood as insolvency in accordance with Article 11 of Bankruptcy Law [Prawo Upadłościowe],

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8) lack of possibility of fulfilling its obligations by PKO BP SA as part of the use of financial security measures specified in the Act on Counteracting Money Laundering and Financing of Terrorism [ustawa o przeciwdziałaniu praniu brudnych pieniędzy oraz finansowaniu terroryzmu] of 1 March 2018 (consolidated text: Journal of Laws [Dz. U. – Dziennik Ustaw] of 2018, item 723 as amended),

9) if in the opinion of PKO BP SA the payment of dividend (the amount of dividend to be paid for each financial year, as results from the application of the Management Board of Borrower’s company addressed to the Meeting of Shareholders) referred to in Article 7(3)(4) poses a threat to timely handling of the Overdraft Facility and the Borrower does not take into account the opinion of PKO BP SA concerning the amount of planned dividend payment and does not change the dividend amount recommended by the Management Board of Borrower’s company,

10) if in the opinion of PKO BP SA the intended action of the Borrower specified in Article 7(3)(5) poses a risk of untimely repayment of liabilities to PKO BP SA,

PKO BP SA may exercise the following rights jointly or separately:

a) reduce the amount of the granted Overdraft Facility through obligatory early repayment up to the amount which allows for not making allowances,

b) require that additional collateral be established which will be accepted by PKO BP SA, where the collateral is to secure the repayment of all Borrower’s liabilities arising out of the Agreement, within the timeframe determined by PKO BP SA, or terminate the Agreement.

2. Should any receivable resulting from Borrower’s liability:

a) towards PKO BP SA or

b) towards other financial entities/institutions, i.e. for example banks, investment, lease, factoring or insurance companies,

become due and payable (at the previously agreed date or before) and is subsequently not repaid within five business days of its due date, PKO BP SA may deem the repayment of Overdraft Facility threatened and may terminate the Agreement.

3. The notice term for Agreement termination by PKO BP SA is thirty days but in case of a risk of Borrower’s bankruptcy – seven days, counted from the day following the service date of termination notice.

4. The service date of termination notice shall be understood as the day when the notice has been delivered in person or by registered mail or courier mail against confirmation of receipt. In the event the Borrower does not collect the termination notice sent by PKO BP SA to the last known mailing address of the Borrower, the termination notice shall be deemed served on the first business day on which the shipment could have been collected based on a postal advice note.

5. Upon serving the following, as described in section 4 above, to the Borrower:

1) a written notice of Agreement termination, PKO BP SA will not execute orders or Overdraft Facility disbursements,

2) a written statement on reduction of the amount of the granted Overdraft Facility, PKO BP SA will not execute orders and disbursements in the scope in excess of the reduced Overdraft Facility amount.

6. Pursuant to Article 105(4d) of the Banking Law act [Prawo bankowe] of 29 August 1997 (consolidated text, Journal of Laws of 2018, item 2187 as amended), PKO BP SA may transfer, via Biuro Informacji Kredytowej S.A. based in Warsaw, information on liabilities under the Agreement to financial institutions which are entities dependent on banks.

7. If overdue debt arises, PKO BP SA will be authorised to transfer:

1) Borrower’s data to the Banking Register System maintained by the Polish Bank Association [Związek Banków Polskich],

2) Borrower’s particulars to economic information bureaus operating pursuant to the Act on Making Economic Information Available and on Sharing Economic Data [ustawa o udostępnianiu informacji gospodarczych i wymianie danych gospodarczych] of 9 April 2010 (consolidated text, Journal of Laws of 2019, item 681 as amended) when the conditions specified in the Act are met.

8. The termination of the Current Account Agreement by the Borrower or by PKO BP SA results in the shortening of the Facility Term which, in such case, terminates with the termination date of the Current Account Agreement.

Article 15

1. Should the Agreement be terminated by PKO BP SA, the Borrower is obliged to pay all liabilities arising out of the Agreement on the last day of the notice term at the latest, where the timeframes for repayment given in the Agreement falling prior to the expiry of the notice term will not change.

2. As from the date when the debt becomes overdue, PKO BP SA has a right to take action aimed at recovering its receivables.

3. The Parties hereto agree that PKO BP SA is entitled to convert the amount of debt in the currency convertible into PLN using the average exchange rate of the National Bank of Poland as given in the Fee Schedule applicable in PKO BP SA on the conversion date.

GOVERNING LAW AND DISPUTE SETTLEMENT

Article 16

1. The Agreement shall be governed by the laws of Poland. To matters not governed herein shall apply the provisions of commonly applicable law.

2. Any and all disputes arising out of the Agreement or related to it shall be settled by the court competent for the registered office of PKO BP SA.

Article 17

1. The Borrower may lodge complaints concerning non-performance or improper performance of the Agreement:

1) in writing – in person in branches or agencies of PKO BP SA or by mail,

2) verbally – via telephone or in person with record in the report drawn up during the visit at a branch of agency of PKO BP SA,

3) electronically – on the electronic banking website.

2. The current telephone numbers and addresses to which complaints may be lodged by the Borrower are given on the website www.pkobp.pl and on notice boards at branches or agencies of PKO BP SA.

3. The complaint should include Borrower’s identification data (name and REGON or NIP), current address and, if possible, number of the Agreement to which the complaint refers, and the content of the complaint.

4. PKO BP SA may request that the Borrower provide additional information in writing or furnish additional documents if the obtaining of this information is necessary for the processing of the complaint.

5. The complaint lodged immediately after the Borrower has discovered its reservations will facilitate and accelerate reliable processing of the complaint by PKO BP SA.

6. At the Borrower’s request, PKO BP SA will confirm the lodging of the complaint in writing or in any other agreed form.

7. PKO BP SA will process the complaint promptly, within a maximum of thirty days of the receipt of the complaint. In particularly complicated cases, where it is impossible to process the complaint and reply within the timeframe referred to in the preceding sentence, PKO BP SA will advise the Borrower of the predicted date of reply which may not fall later than within ninety days of the date of receiving the complaint. For the observance by PKO BP SA of timeframes specified in the preceding sentence, it will suffice if PKO BP SA sends the reply prior to the expiry of the timeframe.

8. Upon the processing of the complaint, the Borrower will be notified of its outcome in writing or with the use of any other permanent information carrier; notification via e-mail will only be possible upon the Borrower’s request.

9. Notwithstanding the complaint procedure described above, the Borrower shall each time be entitled to bring an action to a competent common court.

10. The Polish Financial Supervision Authority [Komisja Nadzoru Finansowego] is a public administration authority controlling the operations of PKO BP SA.

11. All complaints are processed by PKO BP SA with utmost care, carefully and within the shortest timeframe possible.

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FINAL PROVISIONS

Article 18

1. The Agreement shall enter into force on the day when it is executed.

2. Whenever reference is made in the Agreement to days without clear specification that the timeframe is expressed in business days, it is assumed that reference is made to calendar days. Business day is understood as the day when PKO BP SA operates, except for Saturdays and public holidays.

3. Subject to express provisions to the contrary herein, any and all changes must be made in writing or otherwise they will be null and void.

4. The Agreement has been drawn up in three counterparts, one for the Borrower and two for PKO BP SA.

Attachments to the Agreement:

1. Extract from the Fee Schedule.

[rectangular stamp:] ASEC S.A., 30-415 Kraków, ul. Wadowicka 6, phone: 12-293-02-00, fax: 293-022-05, REGON: 351324446, NIP: 6771930964

[rectangular stamp:] Agnieszka Światły, PRESIDENT OF THE MANAGEMENT BOARD

/s/Agnieszka Światły

[rectangular stamp:] Małgorzata Olszewska, VICE-PRESIDENT OF THE MANAGEMENT BOARD

/s/Małgorzata Olszewska

(corporate stamp and signatures of persons acting on behalf of the Borrower)

[rectangular stamp:] POWSZECHNA KASA OSZCZĘDNOŚCI BANK POLSKI SPÓŁKA AKCYJNA

[rectangular stamp:] Edyta Taborowicz, SENIOR ADVISOR

/s/Edyta Taborowicz

[rectangular stamp:] Anna Żuk-Oklińska, DIRECTOR

/s/Anna Żuk-Oklińska

(corporate stamp, personal stamps and signatures of persons acting on behalf of PKO BP SA)

The compliance of data with the produced identity documents is hereby confirmed. It is also confirmed that signatures have been placed personally.

[rectangular stamp:] Paweł Krzywdzluk, SENIOR ADVISOR

/s/Paweł Krzywdzluk

(personal stamp and signature of an employee of PKO BP SA)